51-102F3
MATERIAL CHANGE REPORT

Item 1 Name and Address of Company

Stockgroup Information Systems Inc. (“Stockgroup”)
500-750 West Pender Street
Vancouver, BC V6C 2T7

Item 2 Date of Material Change

April 17, 2008

Item 3 News Release

A news release dated April 21, 2008 concerning the material change was disseminated via Canada NewsWire, Canada Stockwatch, and Market News and was SEDAR filed with the Ontario, British Columbia and Alberta Securities Commissions and the TSX Venture Exchange.

Item 4 Summary of Material Change

Janet Scardino was appointed to the board of directors of Stockgroup on April 17, 2008.

Item 5 Full Description of Material Change

5.1 Full Description of Material Change

Janet Scardino was appointed to the board of directors of Stockgroup on April 17, 2008. Ms. Scardino is currently President and Chief Marketing Officer of The Knot, Inc., a NASDAQ listed company. She was the Executive Vice President of Reuters Group PLC. from March 2005 through August 2007 and the Executive Vice President and Managing Director of the Media division of Reuters from January 2006 through August 2007. Ms. Scardino also served as Executive Vice President and Global Head of Marketing of Reuters Media from March 2005 through January 2006. Between February 2003 and March 2005, Ms. Scardino was a digital media entrepreneur. From March 2001 to February 2003, Ms. Scardino was Senior Vice President, International Marketing for the America Online division of AOL Time Warner Inc. Between 1998 and 2001, Ms. Scardino was Managing Director for the Disney Channel Italy, a wholly owned subsidiary of The Walt Disney Company. Prior to that, Ms. Scardino served in various positions for MTV Networks from 1987 to 1997, most recently as Vice President, International Marketing for MTV: Music Television. Ms. Scardino received a B.S. in Communications from Emerson College in 1981.

Ms. Scardino will be paid $15,000 per annum in consideration for her position as a director for Stockgroup and will be paid an additional $2,000-$3,000 per annum if she serves as chairperson of any committee of the board of directors. On April 17, 2008, Ms.

Scardino was granted 75,000 stock options to purchase shares of the common stock of Stockgroup at an exercise price of $ $0.365 per share, expiring on April 17, 2013. The stock options will vest over a period of two years from the date of grant, with 37,500 options vesting on April 17, 2009 and 37,500 options vesting on April 17, 2010.

5.2 Disclosure for Restructuring Transactions

N/A

Item 6 Reliance on subsection 7.1(2) or (3) of National Instrument 51-102

N/A

Item 7 Omitted Information

None

Item 8 Executive Officer

Marcus New, President and CEO, 604-331-0995

Item 9 Date of Report

April 23, 2008